Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated August 6, 2010

The LIRNs are being offered by Bank of America Corporation (“BAC”). The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the LIRNs involves a number of risks. There are important differences between the LIRNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement LIRN-2. LIRNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. Sales of the LIRNs will also be made by certain additional broker-dealers that are not affiliated with us.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$1,000.00	$
Underwriting discount	$20.00	$
Proceeds, before expenses, to Bank of America Corporation	$980.00	$

*Depending on the date the LIRNs are priced for initial sale to the public (the “pricing date”), which may be in August or September 2010, the settlement date may occur in August or September 2010, and the maturity date may occur in August or September 2012. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

August     , 2010

Units	Expected Pricing Date*	August , 2010
Capped Leveraged Index Return Notes®	Settlement Date*	August , 2010
Linked to the Dow Jones Industrial AverageSM,	Maturity Date*	August , 2012
due August , 2012	CUSIP No.
$1,000 principal amount per unit
Term Sheet No.
Capped Leveraged Index Return Notes®

•    200% leveraged upside exposure to increases in the level of the Dow Jones Industrial AverageSM (the “Index”), subject to a cap of 21% to 25%

•    1-to-1 downside exposure to decreases in the level of the Index in excess of the Threshold Value, with up to 90% of the principal amount at risk

•    A maturity of approximately two years

•    Payment of the Redemption Amount at maturity is subject to the credit risk of Bank of America Corporation

•    No periodic interest payments

•    No listing on any securities exchange

STRUCTURED INVESTMENTS PRINCIPAL PROTECTION ENHANCED INCOME MARKET PARTICIPATION ENHANCED PARTICIPATION

Summary

The Capped Leveraged Index Return Notes® Linked to the Dow Jones Industrial AverageSM, due August     , 2012 (the “LIRNs”) are our senior unsecured debt securities. The LIRNs are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of BAC. The LIRNs provide a leveraged return for investors, subject to a cap, if the level of the Dow Jones Industrial AverageSM (the “Index”) increases moderately from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined on a calculation day shortly before the maturity date. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the LIRNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$1,000 per unit
Term:	Approximately two years
Market Measure:	Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”)
Starting Value:

The closing level of the Index on the pricing date. The Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

Ending Value:

The closing level of the Index on the calculation day. If it is determined that the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-24 of product supplement LIRN-2.

Threshold Value:	90% of the Starting Value, rounded to two decimal places
Capped Value:

$1,170 to $1,210 per unit of the LIRNs, which represents a return of 17% to 21% over the Original Offering Price. The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

Participation Rate:	200%
Downside Leverage Factor:	100%
Calculation Day:

The fifth scheduled Market Measure Business Day immediately preceding the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs. (The Maturity Valuation Period, as described in product supplement LIRN-2, will consist of one calculation day.)

Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the LIRNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the LIRNs at maturity, based upon the Participation Rate of 200%, a Threshold Value equal to 90% of the Starting Value, and a hypothetical Capped Value of $1,190 (a 19% return), the midpoint of the Capped Value range of $1,170 to $1,210. The green line reflects the hypothetical returns on the LIRNs, while the dotted gray line reflects the return of a hypothetical direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, Threshold Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 200%, the Downside Leverage Factor of 100%, a hypothetical Starting Value of 10,497.88 (the closing level of the Index on July 28, 2010), a hypothetical Threshold Value of 9,448.09, and a hypothetical Capped Value of $1,190 per unit, the midpoint of the Capped Value range of $1,170 to $1,210.

Example 1 — The hypothetical Ending Value is 70% of the hypothetical Starting Value and is less than the hypothetical Threshold Value:

Hypothetical Starting Value:	10,497.88
Hypothetical Ending Value:	7,348.52
Hypothetical Threshold Value:	9,448.09

$1,000 –	[	$1,000 ×	(9,448.09 - 7,348.52)	x 100%	]	= $800.00
10,497.88

Redemption Amount (per unit) = $800.00

Example 2 — The hypothetical Ending Value is 95% of the hypothetical Starting Value and is greater than the hypothetical Threshold Value:

Hypothetical Starting Value:	10,497.88
Hypothetical Ending Value:	9,972.99
Hypothetical Threshold Value:	9,448.09

Redemption Amount (per unit) = $1,000.00

If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount will equal the Original Offering Price.

Example 3 — The hypothetical Ending Value is 104% of the hypothetical Starting Value:

Hypothetical Starting Value:	10,497.88
Hypothetical Ending Value:	10,917.80

$1,000 +	[	$1,000 × 200% x	(10,917.80 - 10,497.88)	]	= $1,080.00
10,497.88

Redemption Amount (per unit) = $1,080.00

Example 4 — The hypothetical Ending Value is 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	10,497.88
Hypothetical Ending Value:	15,746.82

$1,000 +	[	$1,000 × 200% x	(15,746.82 - 10,497.88)	]	= $2,000.00
10,497.88

Redemption Amount (per unit) = $1,190.00 (The Redemption Amount cannot be greater than the Capped Value.)

The following table illustrates, for a hypothetical Starting Value of 10,497.88 (the closing level of the Index on July 28, 2010), a Threshold Value of 90% of the hypothetical Starting Value (rounded to two decimal places), and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the LIRNs (rounded to two decimal places); and
▪	the total rate of return to holders of the LIRNs.

The table below is based on the Participation Rate of 200%, the Downside Leverage Factor of 100%, and a hypothetical Capped Value of $1,190 (per unit), the midpoint of the Capped Value range of $1,170 to $1,210.

Hypothetical Ending Value(1)	Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the LIRNs
5,248.94	-50.00%	$600.00	-40.00%
6,298.73	-40.00%	$700.00	-30.00%
7,348.52	-30.00%	$800.00	-20.00%
8,398.30	-20.00%	$900.00	-10.00%
9,448.09(2)	-10.00%	$1,000.00	0.00%
10,077.96	-4.00%	$1,000.00	0.00%
10,287.92	-2.00%	$1,000.00	0.00%
10,497.88(3)	0.00%	$1,000.00	0.00%
10,707.84	2.00%	$1,040.00	4.00%
10,917.80	4.00%	$1,080.00	8.00%
11,547.67	10.00%	$1,190.00(4)	19.00%
12,597.46	20.00%	$1,190.00	19.00%
13,647.24	30.00%	$1,190.00	19.00%
14,697.03	40.00%	$1,190.00	19.00%
15,746.82	50.00%	$1,190.00	19.00%

(1)	The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)	This is the hypothetical Threshold Value. The actual Threshold Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

(3)	This is the hypothetical Starting Value, which was the closing level of the Index on July 28, 2010. The actual Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

(4)	The Redemption Amount per unit of the LIRNs cannot exceed the hypothetical Capped Value of $1,190.00 (the midpoint of the Capped Value range of $1,170 to $1,210). The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, Threshold Value, and the term of your investment.

Risk Factors

There are important differences between the LIRNs and a conventional debt security. An investment in the LIRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the LIRNs while providing the selling agent with compensation for its services, we have considered the costs of developing, hedging, and distributing the LIRNs.

▪	A trading market is not expected to develop for the LIRNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Dow Jones & Company, Inc. (“Dow Jones”) may adjust the Index in a way that affects its level, and Dow Jones has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the LIRNs.

▪	Purchases and sales by us and our affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the LIRNs and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of the LIRNs. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Investor Considerations

You may wish to consider an investment in the LIRNs if:

▪	You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You accept that the return on the LIRNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the LIRNs.

The LIRNs may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the LIRNs to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at a percentage that will be between 17% and 21% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the LIRNs.

Other Provisions

We may deliver the LIRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the LIRNs occurs more than three business days from the pricing date, purchasers who wish to trade the LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the LIRNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agent in the distribution of the LIRNs. Accordingly, offerings of the LIRNs will conform to the requirements of NASD Rule 2720. Under our distribution agreement with MLPF&S, MLPF&S will purchase the LIRNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will also sell the LIRNs to other broker-dealers that will participate in the offering and that are not affiliated with us.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the LIRNs but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components have been derived from publicly available sources. The information reflects the policies of Dow Jones, and is subject to change by Dow Jones. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones discontinuing publication of the Index are discussed in the section on page S-30 of product supplement LIRN-2 entitled “Description of LIRNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

“Dow Jones”, “Dow Jones Industrial AverageSM”, and “DJIASM” are service marks of Dow Jones and have been licensed for use for certain purposes by us. LIRNs based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold, or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the LIRNs.

The Index is a price-weighted index (i.e., the weight of a component stock in the Index is based on its price per share rather than the total market capitalization of the issuer of the component stock) comprised of 30 common stocks chosen by the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones, as representative of the broad market of U.S. industry. The Index is not limited to traditionally defined industrial stocks. Instead, the Index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment, and consumer goods. Although there are no pre-determined criteria for inclusion of a component stock, the corporations represented in the Index are U.S. companies that tend to be leaders within their respective industries, with stocks that are typically widely held by individuals as well as institutional investors.

Changes in the composition of the Index are made entirely by the editors of the WSJ without consultation with the corporations represented in the Index, any stock exchange, any official agency, or us. Historically, most changes to the component stocks of the Index have been the result of corporate acquisitions or other dramatic shifts in a component stock’s core business, but, from time to time, changes may be made to achieve what the editors of the WSJ deem to be a more accurate representation of the broad market of U.S. industry. When such an event necessitates that one component stock be replaced, the entire Index is reviewed and, as a result, multiple component stock changes are often implemented simultaneously. In choosing a new corporation for the Index, the editors of the WSJ look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the Index may be changed at any time for any reason. Dow Jones, publisher of the WSJ, is not affiliated with us and has not participated in any way in the creation of the LIRNs.

The Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Index have been changed on a relatively infrequent basis.

Computation of the Index

The level of the Index is the sum of the primary exchange prices of each of the 30 component stocks included in the Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the Index. Because the Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Index. The current divisor of the Index is published daily in the WSJ and other publications. In addition, other statistics based on the Index may be found in a variety of publicly available sources.

The following table presents the listing symbol, industry group, price per share, total number of shares outstanding, and market capitalization for each of the component stocks in the Index based on publicly available information on July 28, 2010.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Shares Outstanding (in Millions)(2)	Market Capitalization (in Millions)(2)	Component Stock Weight
3M Co.	MMM	Diversified Industrials	86.69	713.07	61,815.87	6.25%
Aluminum Co. of America	AA	Aluminum	11.04	1,021.21	11,274.21	0.80%
American Express Co.	AXP	Consumer Finance	44.58	1,202.00	53,585.16	3.21%
AT&T Inc.	T	Fixed Line Telecommunications	26.20	5,909.00	154,815.80	1.89%
Bank of America	BAC	Banks	13.99	10,032.95	140,360.91	1.01%
Boeing Co.	BA	Aerospace	67.32	731.68	49,256.79	4.85%
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	69.72	628.19	43,797.06	5.03%
Chevron Corp.	CVX	Integrated Oil & Gas	75.56	2,008.74	151,780.56	5.45%
Cisco Systems Inc.	CSCO	Networking Products	23.39	5,711.15	133,583.83	1.69%
Coca-Cola Co.	KO	Soft Drinks	54.88	2,307.05	126,610.94	3.96%
E.I. DuPont De Nemours & Co.	DD	Commodity Chemicals	40.27	906.51	36,505.24	2.90%
Exxon Mobil Corp.	XOM	Integrated Oil & Gas	60.91	4,698.05	286,158.22	4.39%
General Electric Co.	GE	Diversified Industrials	16.05	676.52	171,358.11	1.16%
Hewlett-Packard Co.	HPQ	Computer Hardware	47.13	2,334.50	110,024.80	3.40%
Home Depot Inc.	HD	Home Improvement Retailers	28.08	1,680.35	47,184.34	2.02%
Intel Corp.	INTC	Semiconductors	21.33	5,564.00	118,680.12	1.54%
International Business Machines Corp.	IBM	Computer Services	128.43	1,261.28	161,985.94	9.26%
Johnson & Johnson	JNJ	Pharmaceuticals	57.83	2,758.07	159,499.17	4.17%
JPMorgan Chase & Co.	JPM	Banks	40.32	3,978.69	160,420.94	2.91%
Kraft Foods Inc. Class A	KFT	Food Products	29.72	1,743.48	51.816.33	2.14%
McDonald’s Corp.	MCD	Restaurants & Bars	69.77	1,075.80	75,058.36	5.03%
Merck & Co. Inc.	MRK	Pharmaceuticals	34.74	3,118.25	108,328.09	2.50%
Microsoft Corp.	MSFT	Software	25.95	8,763.84	227,421.64	1.87%
Pfizer Inc.	PFE	Pharmaceuticals	15.00	8,066.13	120,992.01	1.08%
Procter & Gamble Co.	PG	Nondurable Household Products	62.70	2,879.90	180,570.00	4.52%
Travelers Cos. Inc.	TRV	Insurance	50.29	469.99	23,635.79	3.63%
United Technologies Corp.	UTX	Aerospace	71.11	929.07	66,066.15	5.13%
Verizon Communications Inc.	VZ	Fixed Line Telecommunications	28.91	2,826.73	81,720.84	2.08%
Wal-Mart Stores Inc.	WMT	Broadline Retailers	51.13	3,709.65	189,674.33	3.69%
Walt Disney Co.	DIS	Broadcasting & Entertainment	34.04	1,958.56	66,669.37	2.45%

(1)	The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the LIRNs as to the performance of the Index or any component stock included in the Index. Beneficial owners of the LIRNs will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)	Information obtained from Bloomberg Financial Markets.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. Dow Jones does not guarantee the accuracy or the completeness of the Index or any data included in the Index. Dow Jones assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. Dow Jones disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the LIRNs at maturity.

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 through June 2010. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On July 28, 2010, the closing level of the Index was 10,497.88.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Dow Jones (including the DJIASM) in connection with certain securities, including the LIRNs.

The license agreement between us and Dow Jones requires that the following language be stated in this term sheet:

The LIRNs are not sponsored, endorsed, sold, or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the LIRNs or any member of the public regarding the advisability of investing in securities generally or in the LIRNs particularly. Dow Jones’ only relationship to us is in the licensing of certain trademarks, trade names, and service marks of Dow Jones and of the DJIASM, which is determined, composed, and calculated by Dow Jones without regard to us or the LIRNs. Dow Jones has no obligation to take our needs or the needs of holders of the LIRNs into consideration in determining, composing, or calculating the DJIASM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the LIRNs to be issued or in the determination or calculation of the amount to be paid on the LIRNs. Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the LIRNs.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIASM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF LIRNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIASM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIASM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND US.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the LIRNs, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the LIRNs for all tax purposes as a single financial contract with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Index.

•

Under this characterization and tax treatment of the LIRNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the LIRNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the LIRNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2, which you should carefully review prior to investing in the LIRNs.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the LIRNs, we intend to treat the LIRNs for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the LIRNs, we and every investor in the LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the LIRNs as described in the preceding sentence. This discussion assumes that the LIRNs constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the LIRNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the LIRNs.

This characterization of the LIRNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement LIRN-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the LIRNs, including possible alternative characterizations.

Settlement At Maturity or Sale or Exchange Prior to Maturity. Assuming that the LIRNs are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, a U.S. Holder (as defined in product supplement LIRN-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the LIRNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the LIRNs. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the LIRNs. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the LIRNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the LIRNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the LIRNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.